Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

First Commonwealth Financial Corporation:

We consent to the use of our reports dated March 1, 2010 with respect to the consolidated statements of financial condition of First Commonwealth Financial Corporation and subsidiaries (the “Company”) as of December 31, 2009 and 2008, the related consolidated statements of operations, shareholders’ equity, and cash flows for the years then ended, and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated by reference in this registration statement on Form S-3, and to the reference to our firm under the heading “Experts” in the prospectus. Our report with respect to the consolidated financial statements of the Company refers to a change in 2009 in the Company’s methods of accounting for other-than-temporary impairments.

/s/ KPMG LLP

Pittsburgh, Pennsylvania

March 2, 2010